Exhibit 99.1

Saks Incorporated (ticker: SKS, exchange: New York Stock Exchange)

News Release – 12/04/03 Saks Completes Exchange Offer and Consent Solicitation

BIRMINGHAM, Ala., December 4, 2003 (BUSINESS WIRE) — Retailer Saks Incorporated (NYSE: SKS) (the “Company” or “Saks”) announced today that it successfully completed its exchange offer and consent solicitation relating to $451,550,00 of its outstanding debt securities.

Saks accepted all bonds validly tendered in the exchange offer for the Company’s 8- 1/4% Notes due 2008. Approximately $261,226,000 aggregate principal amount of the 2008 notes were tendered. This amount represents approximately 58% of the outstanding 2008 notes. Upon closing of the exchange offer, scheduled for December 8, 2003, approximately $208,105,000 of new 7% Notes due 2013 will be issued.

Saks also received consents from the holders of a majority in aggregate principal amount of its 8- 1/4% Notes due 2008 to an amendment to the indenture under which the 2008 notes were issued, as described in the offering memorandum and consent solicitation statement dated November 4, 2003. Accordingly, Saks and the trustee for the 8- 1/4% Notes will execute a supplemental indenture containing the amendment to the indenture under which the 2008 notes were issued.

Saks Incorporated operates two divisions; Saks Department Store Group (SDSG) with 243 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 16 Club Libby Lu specialty stores, and Saks Fifth Avenue Enterprises (SFAE), which consists of 62 Saks Fifth Avenue stores and 53 Saks Off 5th stores.

FOR DETAILED INFORMATION, PLEASE CONTACT:

Saks Incorporated, Birmingham

C. Wes Burton, Jr. (tel.: 205-940-4795)